                                                                   EXHIBIT 8


                                 ALSTON & BIRD

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-7777

Philip C. Cook             Direct Dial: 404-881-7491  Internet: pcook@alston.com

                                  June 5, 1996

Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

First Gwinnett Bancshares, Inc.
5935 Buford Highway
Norcross, Georgia 30071

     RE: PROPOSED MERGER OF FIRST GWINNETT BANCSHARES, INC. WITH AND INTO REGIONS FINANCIAL CORPORATION

Ladies and Gentlemen:

     We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of First Gwinnett Bancshares, Inc. ("First Gwinnett"), a corporation organized and existing under the laws of the State of Georgia, with and into Regions. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of October 23, 1995, by and between First Gwinnett and Regions (the "Agreement"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

          (1) the Agreement;

          (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on June 5, 1996, including the Proxy Statement/Prospectus for the Special Meeting of the shareholders of First Gwinnett.

          (3) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and First Gwinnett and through certificates provided by the management of Regions and the management of First Gwinnett.

     You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Atlanta, Georgia market area. To achieve these goals, the following will occur pursuant to the Agreement:

          (1) Subject to the terms and conditions of the Agreement, at the Effective Time, First Gwinnett shall be merged into and with Regions in accordance with the provisions of Sections 14-2-1107 and 14-2-1103 of the Georgia Business Corporation Code ("GBCC") and with the effect provided in
     Section 14-2-1106 of the GBCC and of Section 258 of the Delaware General Corporation Law ("DGCL") and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the Boards of Directors of First Gwinnett and Regions.

          (2) Subject to provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

             (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b) Each share of First Gwinnett Common Stock (excluding shares held by First Gwinnett or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 1.1336 shares of Regions Common Stock (the "Exchange Ratio").

          (3) In the event First Gwinnett changes the number of shares of First Gwinnett Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

          (4) Each of the shares of First Gwinnett Common Stock held by any First Gwinnett Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (5) Notwithstanding any other provision of the Agreement, each holder of shares of First Gwinnett Common Stock exchanged pursuant to the Merger, or of options to purchase shares of First Gwinnett Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the NASDAQ/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

          (6) At the Effective Time, all rights with respect to First Gwinnett Common Stock pursuant to stock options or stock appreciation rights ("First Gwinnett Options") granted by First Gwinnett under the First Gwinnett Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each First Gwinnett Option, in accordance with the terms of the First Gwinnett Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each First Gwinnett Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such First Gwinnett Option shall be equal to the number of shares of First Gwinnett Common Stock subject to such First Gwinnett Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such First Gwinnett Option shall be adjusted by dividing the per share exercise price under each such First Gwinnett Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option."

          (7) All restrictions or limitations on transfer with respect to First Gwinnett Common Stock awarded under the First Gwinnett Stock Plans or any other plan, program, or arrangement of any First Gwinnett Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of the Agreement.

          (8) Any holder of shares of First Gwinnett Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 14-2-1106 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to First Gwinnett the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of First Gwinnett fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of First Gwinnett Common Stock is entitled under Article 3 of the Agreement (without interest) upon surrender by such holder of the certificate or certificates representing shares of First Gwinnett Common Stock held by such holder.

     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

          (1) The fair market value of the Regions Common Stock and other consideration received in the aggregate by the shareholders of First Gwinnett will be approximately equal to the fair market value of the First Gwinnett Common Stock surrendered in exchange therefor.

          (2) There is no plan or intention on the part of the shareholders of First Gwinnett who own five percent (5%) or more of First Gwinnett Common Stock, and to the best of the knowledge of the management of First Gwinnett, there is no plan or intention on the part of the remaining shareholders of First Gwinnett to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the stock of First Gwinnett outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of First Gwinnett stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Regions stock will be treated as outstanding First Gwinnett stock as of the Effective Time. Moreover, shares of

     First Gwinnett stock and shares of Regions stock held by First Gwinnett shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.

          (3) Regions has no plan or intention to redeem or otherwise reacquire any shares of Regions Common Stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former First Gwinnett shareholders.

          (4) Regions will not dispose of any of the assets of First Gwinnett acquired in the transaction, except for dispositions made in the ordinary course of business, unless either the Internal Revenue Service issues a letter ruling or Alston & Bird opines that this Merger will continue to qualify as a reorganization under Section 368(a) of the Code notwithstanding such disposition.

          (5) The liabilities of First Gwinnett assumed by Regions and the liabilities to which the transferred assets of First Gwinnett are subject were incurred by First Gwinnett in the ordinary course of its business.

          (6) Following the transaction, Regions will continue the historic business of First Gwinnett or use a significant portion of First Gwinnett's historic business assets in a business.

          (7) Regions, First Gwinnett, and the shareholders of First Gwinnett will pay their respective expenses, if any, incurred in connection with the transaction, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

          (8) There is no intercorporate indebtedness existing between First Gwinnett and Regions that was issued, acquired, or will be settled at a discount.

          (9) First Gwinnett is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

          (10) Both the fair market value and the total adjusted basis of the assets of First Gwinnett transferred to Regions will equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

          (11) The payment of cash in lieu of fractional shares of Regions stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the First Gwinnett shareholders instead of issuing fractional shares of Regions stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the First Gwinnett shareholders in exchange for their shares of First Gwinnett stock. The fractional share interests of each First Gwinnett shareholder will be aggregated, and no First Gwinnett shareholder will receive cash in an amount equal to or greater than the value of one full share of Regions stock.

          (12) None of the compensation received by any shareholder-employees of First Gwinnett will be separate consideration for, or allocable to, any of their shares of First Gwinnett stock; none of the shares of Regions stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of First Gwinnett's United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (ii) First Gwinnett is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which First Gwinnett is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by First Gwinnett, in the case of a first-tier subsidiary of First Gwinnett or by a controlled corporation, in the case of a lower-tier subsidiary.

          (14) Neither Regions or First Gwinnett are investment companies as defined in Code section 368(a)(2)(F).

          (15) The Agreement represents the entire understanding of First Gwinnett and Regions with respect to the Merger.

                                    OPINIONS

     Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Regions and First Gwinnett (including the representation that First Gwinnett shareholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

          (1) Provided the Merger qualifies as a statutory merger under the Delaware General Corporation Law and the Georgia Business Corporation Code, the Merger will be a reorganization within the meaning of section 368(a). First Gwinnett and Regions will each be "a party to a reorganization" within the meaning of section 368(b).

          (2) First Gwinnett will recognize no gain or loss upon the transfer of its assets to Regions in exchange solely for Regions Common Stock and the assumption by Regions of the liabilities of First Gwinnett.

          (3) No gain or loss will be recognized by Regions on receipt of First Gwinnett's assets in exchange for Regions Common Stock.

          (4) The basis of First Gwinnett's assets in the hands of Regions will, in each case, be the same as the basis of those assets in the hands of First Gwinnett immediately prior to the transaction.

          (5) The holding period of the assets of First Gwinnett in the hands of Regions will, in each case, include the period during which such assets were held by First Gwinnett.

          (6) The shareholders of First Gwinnett will recognize no gain or loss upon the exchange of their First Gwinnett Common Stock solely for shares of Regions Common Stock.

          (7) The basis of the Regions Common Stock received by the First Gwinnett shareholders in the proposed transaction will, in each instance, be the same as the basis of the First Gwinnett Common Stock surrendered in exchange therefor.

          (8) The holding period of the Regions Common Stock received by the First Gwinnett shareholders will, in each instance, include the period during which the First Gwinnett Common Stock surrendered in exchange therefor was held, provided that the First Gwinnett Common Stock was held as a capital asset on the date of the exchange.

          (9) The payment of cash to First Gwinnett shareholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

          (10) Where solely cash is received by a First Gwinnett shareholder in exchange for his First Gwinnett Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his First Gwinnett Common Stock, subject to the provisions and limitations of Section 302.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

     This opinion is being provided solely for the benefit of Regions, First Gwinnett and their shareholders. No other person or party shall be entitled to rely on this opinion.

     We consent to the use of this opinion and to the references made to the firm under the captions "Summary -- Certain Federal Income Tax Consequences of the Merger" and "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.

                                          Very truly yours,
                                          ALSTON & BIRD

                                          By: /s/  PHILIP C. COOK
                                            ------------------------------------
                                            Philip C. Cook